Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:

Andrew I. Sealfon, President and CEO

(845) 469-2042

RMS ANNOUNCES INCREASED SALES; ORGANIZATION AND PERSONNEL CHANGES

(Chester, NY – June 12, 2014) – Repro-Med Systems Inc., d/b/a RMS Medical Products (OTC stock symbol REPR) today announced a 41.1% increase in sales for the first quarter of fiscal year 2015 as compared with the first quarter of fiscal 2014. The company’s fiscal year runs from March through February.  Net sales totaled $2,647,000 during the first quarter of the current fiscal year, compared with $1,876,000 for the same period a year ago and exceeded the revenues from the previous quarter.

At the same time, the company announced organization and personnel changes. The position of Chief Operating Officer has been added, and will be filled in the interim by Rick McWhorter, who has been serving as a management consultant to the company for the past 2 months. He brings to RMS over 35 years’ experience in the medical devices industry. In his 24 year career with Baxter Healthcare Corporation, Mr. McWhorter served in a broad range of management positions with the final 8 years as Vice President, Global Manufacturing. Immediately following Baxter, he assumed the position of Senior Vice President of Operations for MedSource Technologies, Inc., a start up contract manufacturing and product development medical device company. In addition, he also spent three years as Vice President of Operations for Boston Scientific. “I am delighted to welcome Rick to the RMS family,” said Andrew I. Sealfon, the company’s President and Chief Executive Officer. “He brings a level of experience which will be invaluable in the company’s efforts to advance development of new products, expand markets, and enhance fulfillment of customer needs,” Sealfon added.

Barry Short, who has served the company as Director of Administration since 2010, has been promoted to the position of interim Chief Financial Officer.  Mr. Short has over 25 years’ of experience in healthcare industries and has an MBA from Cornell’s Johnson Graduate School of Management.  Sealfon commented, “Barry has provided many years of outstanding service to the company, and his expanded role will provide greater opportunities for the company.”  Mr. Short replaces Mike R. Boscher, who formerly served as CFO since February 2012, and who is no longer with the company effective June 9, 2014.  “We all wish Mike well in his future endeavors,” said Sealfon.

In addition to the HIgH-Flo™ Subcutaneous Safety Needle Sets, the company’s principal products include the FREEDOM60® Syringe Infusion Pump, FREEDOM60® Precision™ Flow Rate Tubing, and RES-Q-VAC Hand Held Medical Suction. The company’s web site may be visited at www.rmsmedicalproducts.com